EXHIBIT 2.1
AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “ Amendment “), dated as of August 29, 2019, is by and among First Financial Bancorp., an Ohio corporation (“Buyer”), First Financial Bank, an Ohio bank and a wholly-owned subsidiary of Buyer (the “Bank”), Wallace Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Bank (“Merger Sub”), Bannockburn Global Forex, LLC, a Delaware limited liability company (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as Member Representative of all of the Participating Holders. Buyer, the Bank, Merger Sub, the Company and the Member Representative are sometimes referred to herein individually as a “Party” and collectively, as the “Parties.”
WHEREAS, Buyer, the Bank, Merger Sub, the Company and the Member Representative entered into that certain Agreement and Plan of Merger, dated as of June 18, 2019 (the “ Merger Agreement “);
WHEREAS, Buyer, the Bank, Merger Sub, the Company and the Member Representative amended the Merger Agreement pursuant to that certain Amendment No. 1 to Agreement and Plan of Merger dated as of August 6, 2019 ("Amendment No. 1");
WHEREAS, Buyer, the Bank, Merger Sub, the Company and the Member Representative now intend further to amend and clarify the Merger Agreement as set forth herein; and
WHEREAS, the boards of directors or managers (or a duly authorized committee thereof) of each of Buyer, the Bank, Merger Sub and the Company have approved the execution and delivery of this Amendment on behalf of the applicable party hereto.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
SECTION 1.    Defined Terms. Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Merger Agreement.
SECTION 2.    Holders of Company Common Units That Are Not Qualified Members. A limited number of Persons who are not Qualified Members hold Company Common Units. The Merger Agreement, in Section 1.10(b), contemplates that such Persons shall receive cash in lieu of the Per Common Unit Merger Consideration for their Company Common Units. Section 6.13(ii) of the Merger Agreement requires the Company, immediately prior to the Effective Time, to repurchase such Company Common Units for cash. Prior to the Effective Time, as an alternative to a Company repurchase, one (1) or more Qualified Members may acquire from all such Persons who are not Qualified Members all of the Company Common Units such Persons hold, with the purchasing Qualified Members, following such purchases, being entitled to the Per Common Unit Merger Consideration attributable to the purchased Company Common Units. Buyer hereby consents to such purchase transactions..
SECTION 3.    Amendments to the Merger Agreement. The Merger Agreement is hereby amended as follows:
3.1    Section 1.11(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:
1.11 Working Capital Adjustment.
(a) Estimated Closing Balance Sheet. Subject to the occurrence of the Effective Time, no later than the close of business on September 4, 2019, the pre-Effective Time Board of Directors of the Company will cause to be provided to Buyer an estimated unaudited balance sheet

(the "Estimated Closing Balance Sheet") of the Company as of 11:59 p.m. Eastern Time on the Closing Date substantially in the form of the Company Balance Sheet and prepared on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Company Balance Sheet and otherwise in accordance with GAAP (except for the absence of footnotes). The Estimated Closing Balance Sheet shall also set forth the amount and a calculation in reasonable detail of the Net Working Capital of the Company, as of 11:59 p.m. Eastern Time on the Closing Date, which shall be calculated in accordance with Schedule 1.11(b) of the Merger Agreement. For the avoidance of doubt, Net Working Capital as of the Closing Date shall include all Company cash and cash equivalents. The Company shall prepare such Estimated Closing Balance Sheet in good faith and in consultation with the Chief Financial Officer of the Buyer or another officer of Buyer as designated by the Chief Financial Officer of the Buyer. Subject to the occurrence of the Effective Time and compliance with the requirements of this Section, Buyer shall distribute to the Member Representative or PNC Bank, National Association or other designee of Member Representative, acting as disbursing agent, by the close of business on September 5, 2019 an amount, in immediately payable funds, equal to any positive difference between the Net Working Capital, as identified on the Estimated Closing Balance Sheet, and the Net Working Capital Target (the “Cash Distribution Amount”).
3.2    Section 1.11(b) of the Merger Agreement is hereby amended to delete from line four of such section the words “the day immediately preceding.”
3.3        Section 1.11(e) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:
(e) Merger Consideration Adjustment. This Section 1.11(e) provides for the payment of any Net Working Capital Adjustment Amount. If the (i) positive difference between (A) the Net Working Capital (as finally determined pursuant to this Section 1.11 and as set forth in the Final Closing Balance Sheet and the Final Closing Statement) and (B) the Net Working Capital Target, exceeds (ii) the Cash Distribution Amount (such excess being the "Net Working Capital Surplus Amount"), the number of Buyer Common Shares constituting the Merger Consideration will be increased by a number of Buyer Common Shares (rounded up to the nearest whole Buyer Common Share) determined by dividing the Net Working Capital Surplus Amount by the Reference Price , with such additional Buyer Common Shares being distributed to the Participating Holders (by the Paying Agent to the Qualified Members and, subject to tax withholding requirements, if any, by the Surviving Entity (or its successor) to the Qualified Phantom Unit Holders) in accordance with their Pro Rata Share of the Merger Consideration. If the Net Working Capital as set forth in the Final Closing Statement is less than the Net Working Capital Target (the “Net Working Capital Deficit Amount”), cash in the amount of the Net Working Capital Deficit Amount shall be released to Buyer from the Escrow Account pursuant to joint instructions to be executed and delivered to the Escrow Agent by Buyer and the Member Representative.
3.4    Section 8.1 of the Merger Agreement is hereby amended to add the following definitions:
“Cash Distribution Amount” is defined in Section 1.11(a).
“Net Working Capital Deficit Amount” is defined in Section 1.11(e).
“Net Working Capital Surplus Amount” is defined in Section 1.11(e).
SECTION 4.    Effect on Merger Agreement. Other than as specifically set forth herein, all other terms and provisions of the Merger Agreement, as amended by Amendment No. 1, shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect. All references in the Merger Agreement to “this Agreement” shall be deemed references to the Merger Agreement as amended by Amendment No. 1 and by this Amendment.

SECTION 5.    Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.
SECTION 6.    Counterparts. This Amendment may be executed in two or more counterparts and by electronic transmission as provided in Section 9.14 of the Merger Agreement, which section is incorporated herein by this reference.
SECTION 7.    Governing Law. Section 9.11 of the Merger Agreement regarding governing law shall govern this Amendment and such section is incorporated herein by this reference.
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IN WITNESS WHEREOF, each of the parties to this Amendment has executed and delivered this Amendment, or caused this Amendment to be executed and delivered by its duly authorized representative, as of the date first written above.

FIRST FINANCIAL BANCORP.

By:	/s/ Archie M. Brown, Jr.
Name:	Archie M. Brown, Jr.
Title:	President and Chief Executive Officer

FIRST FINANCIAL BANK

By:	/s/ Archie M. Brown, Jr.
Name:	Archie M. Brown, Jr.
Title:	President and Chief Executive Officer

WALLACE MERGER SUB LLC

By:	/s/ Archie M. Brown, Jr.
Name:	Archie M. Brown, Jr.
Title:	President and Chief Executive Officer

BANNOCKBURN GLOBAL FOREX, LLC

By:	/s/ Mark R. Wendling
Name:	Mark R. Wendling
Title:	Senior Managing Partner

FORTIS ADVISORS LLC

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

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